EXHIBIT 99.1

Global Self Storage to Acquire Tuxis Self Storage Facilities in Clinton, Connecticut and Millbrook, New York

New York, NY – November 23, 2016 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust (REIT) that owns and operates self storage facilities, has entered into an agreement with Tuxis Corporation (OTC PINK: TUXS), a self storage and real estate development company and Global Self Storage affiliate, to acquire a 185 unit, 25,705 square foot self storage facility located in Clinton, Connecticut, a 142 unit, 15,000 square foot self storage facility located in Millbrook, New York, and an adjoining 1,875 square foot Millbrook commercial property.

Under the purchase agreement, Global Self Storage will pay Tuxis an aggregate of $7.8 million, which includes $5.925 million in cash, $975,000 of Global Self Storage common stock, and, contingent upon the satisfaction of certain conditions described in the purchase agreement related to the expansion of the Millbrook self storage facility, an additional $900,000 cash payment.

The closing of the acquisition is subject to certain conditions precedent under the purchase agreement including, among others, approval by Tuxis stockholders.

"Both of these facilities fit our current acquisition criteria as they are performing well and located in secondary and/or tertiary cities where new development is muted," said president and chief executive officer of Global Self Storage Mark C. Winmill, who also serves as president, chief executive officer, and a director of Tuxis. "After a thorough review and evaluation by a special committee of independent directors, we believe these two stores will be very complementary to our existing portfolio of self storage facilities."

"This transaction would allow Tuxis to pursue other real estate development and management opportunities," Winmill added.

For more information regarding this acquisition, please refer to the 2016 Tuxis Corporation proxy statement on www.tuxis.com.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self storage facilities in the United States. The company's self storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. It currently owns and operates, through its wholly owned subsidiaries, nine self storage properties located in New York, Pennsylvania, Illinois, Indiana, South Carolina and Ohio. For more information, go to http://ir.globalselfstorage.us or visit our self storage customer site at www.globalselfstorage.us.

About Tuxis Corporation
Tuxis Corporation is engaged through subsidiaries in self storage and real estate development. Tuxis Self Storage at Heritage Park, Clinton, Connecticut, is a 185 unit self storage facility which offers a mix of standard and climate control units. Tuxis Self Storage at Millbrook Commons, Millbrook, New York, is a mixed use facility consisting of 142 climate control self storage units including wine storage bins and complemented by rental office space. To learn more about our self storage facilities please visit www.tuxisselfstorage.com. To learn more about Tuxis Corporation, including Rule 15c2-11 information, please visit www.tuxis.com.

Cautionary Note Regarding Forward Looking Statements
 Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements include statements concerning the company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, including the acquisition by Global Self Storage of Tuxis Corporation subsidiaries, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "expects," "estimates," "may," "will," "should," "anticipates" or "intends," or the negative of such terms or other comparable terminology, or by discussions of strategy. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. All forward-looking statements, including without limitation, the company's examination of historical operating trends and estimates of future earnings, are based upon the company's current expectations and various assumptions. The company's expectations, beliefs and projections are expressed in good faith and it believes there is a reasonable basis for them, but there can be no assurance that the company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Contacts:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorageinc.com
1-212-785-0900, ext. 201

Liolios Investor Relations
Michael Koehler
SELF@liolios.com
1-949-574-3860

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